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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Siegel                         Frederic                          S.
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   (Last)                           (First)                      (Middle)

    c/o American Medical Alert Corp.
    3265 Lawson Boulevard
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                                    (Street)

    Oceanside                      New York                        11572
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   (City)                           (State)                       (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     American Medical Alert Corp. ("AMAC")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

     4/8/03
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                           Vice President - Marketing
                           --------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                           6.
                                                              4.                          5.               Owner-
                                   2A.                        Securities Acquired (A) or  Amount of        ship
                                   Deemed      3.             Disposed of (D)             Securities       Form:       7.
                                   Execution   Transaction    (Instr. 3, 4 and 5)         Beneficially     Direct      Nature of
                    2.             Date, if    Code           --------------------------  Owned Follow-    (D) or      Indirect
1.                  Transaction    any         (Instr. 8)                (A)              ing Reported     Indirect    Beneficial
Title of Security   Date           (mm/dd/yy)  -----------     Amount     or     Price    Transactions     (I)         Ownership
(Instr. 3)          (mm/dd/yy)                  Code   V                 (D)              (Instr. 3 and 4) (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share                                                                                  99,600           D
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of(D)                                    Amount  ative   Following In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  Trans-    direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     actions   (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V     (A)  (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $1.98  4/8/03               A    13,917            Immed.  4/8/13    Stock    13,917          13,917    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $2.29                                              Immed.  1/28/13   Stock    6,400           6,400     D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $2.30                                              Immed.  8/12/12   Stock    4,827           4,827     D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $2.87                                              Immed.  12/31/06  Stock    11,502          11,502    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $2.87                                              Immed.  12/31/06  Stock    38,155          38,155    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $1.90                                              Immed.  10/30/06  Stock    10,000          10,000    D
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Options to
Purchase
Common                                                                           Common
Stock       $2.75                                              Immed.  7/25/06   Stock    3,610           3,610     D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $1.1875                                            Immed.  4/02/06   Stock    56,391          56,391    D
------------------------------------------------------------------------------------------------------------------------------------
Options to
Purchase
Common                                                                           Common
Stock       $2.25                                              Immed.  7/03/05   Stock    21,534          21,534    D
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Options to
Purchase
Common                                                                           Common
Stock       $2.00                                              Immed.  2/11/05   Stock    18,125          18,125    D
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Options to
Purchase
Common                                                                           Common
Stock       $2,375                                             Immed.  9/16/05   Stock    7,346           7,346     D
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Options to
Purchase
Common                                                                           Common
Stock       $3,8125                                            Immed.  1/04/04   Stock    16,500          16,500    D
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Options to
Purchase
Common                                                                           Common
Stock       $2.75                                              Immed.  8/31/03   Stock    29,799          29,799    D
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:


                              /s/ Frederic Siegel                    4/10/03
                              -----------------------------      ---------------
                            **Signature of Reporting Person           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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